Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Noble Corporation plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Ordinary Shares, par value $0.00001 per share	457(f)(1) and 457(f)(3)	26,383,345	N/A	$1,102,233,574.94	0.00014760	$162,689.68

Fees Previously Paid	N/A							—

	Total Offering Amounts					$1,102,233,574.94		$162,689.68

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$162,689.68

(1)

Represents the estimated maximum number of ordinary shares, par value $0.00001 per share (“Noble ordinary shares”), of Noble Corporation plc, a public limited company organized under the laws of England and Wales (“Noble”), to be issued, or subject to stock-based awards that may be assumed by Noble upon completion of the proposed merger of Dolphin Merger Sub 1, Inc., a Delaware corporation and indirect wholly owned subsidiary of Noble (“Merger Sub 1”), with and into Diamond Offshore Drilling, Inc., a Delaware corporation (“Diamond Offshore”), with Diamond Offshore surviving as an indirect wholly owned subsidiary of Noble (the “first merger”), to be effected pursuant to the Agreement and Plan of Merger, dated as of June 9, 2024 (as amended from time to time, the “merger agreement”), by and among Noble, Merger Sub 1, Dolphin Merger Sub 2, Inc., a Delaware corporation and indirect wholly owned subsidiary of Noble (“Merger Sub 2”), and Diamond Offshore. This number is based on the sum of: (i) (a) 102,911,311, the estimated maximum number of shares of Diamond Offshore common stock, par value $0.0001 per share (“Diamond Offshore common stock”), to be outstanding immediately prior to the completion of the first merger (excluding shares of Diamond Offshore common stock issuable upon the settlement of Diamond Offshore stock-based awards outstanding as of July 2, 2024), multiplied by (b) 0.2316, the exchange ratio under the merger agreement; plus (ii) (a) 7,115,318, the shares of Diamond Offshore common stock issuable upon the settlement of Diamond Offshore’s currently outstanding stock-based awards (assuming maximum performance under their terms, as applicable) outstanding as of July 2, 2024 and the maximum number of shares of Diamond Offshore common stock issuable in connection with grants of stock-based awards under the Company Benefit Plans (as defined in the merger agreement) prior to closing, multiplied by (b) the sum of (I) 0.2316 plus (II) the quotient of (x) $5.65, the cash portion of the merger consideration, divided by (y) $44.61, the closing price of Noble ordinary shares as of July 2, 2024. Immediately after the first merger, Diamond Offshore, as the surviving entity in the first merger, will merge with and into Merger Sub 2, with Merger Sub 2 surviving as an indirect wholly owned subsidiary of Noble.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c), 457(f)(1) and 457(f)(3) of the Securities Act of 1933, as amended. The proposed maximum aggregate offering price of Noble ordinary shares was calculated based upon the market value of shares of Diamond Offshore common stock and is equal to: (i) (a) $15.303, the average of the high and low prices per share of Diamond Offshore common stock as reported on the New York Stock Exchange on July 2, 2024, multiplied by (b) 110,026,629, which is the estimated maximum number of shares of Diamond Offshore common stock to be outstanding immediately prior to the completion of the first merger (including shares of Diamond Offshore common stock issuable upon the settlement of Diamond Offshore stock-based awards outstanding as of July 2, 2024); minus (ii) $581,448,915.33, which is the maximum aggregate amount of cash consideration estimated to be paid by Noble to holders of shares of Diamond Offshore common stock in connection with the consummation of the first merger as permitted by 457(f)(3). The aggregate amount of cash set forth in clause (ii) of the prior sentence is equal to the product obtained by multiplying $5.65 by the estimated maximum number of shares of Diamond Offshore common stock to be outstanding immediately prior to the completion of the first merger (excluding shares of Diamond Offshore common stock issuable upon the settlement of Diamond Offshore stock-based awards outstanding as of July 2, 2024).